DUPLICATE

Number: BC0281920

BRITISH COLUMBIA

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that KOKOMO ENTERPRISES INC. changed its name to HIGH 5 VENTURES INC. on August 31, 2012 at 09:44 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On August 31, 2012

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada